Exhibit 10.29

EXECUTION COPY

December 4, 2020
James Scully

Dear Jim:

Reference is made to your offer letter from J.Jill, Inc., dated December 4, 2019 (your “Offer Letter”), and the amendments to your Offer Letter dated March 4, 2020 (the “First Amendment”), June 2, 2020 (the “Second Amendment”) and September 3, 2020 (the “Third Amendment,” and together with the First Amendment and Second Amendment, the “Amendments”).  Capitalized terms contained herein but not defined herein shall have the meanings ascribed to them in the Offer Letter and the Amendments. The purpose of this letter (the “Fourth Amendment”) is to further amend the terms of your Offer Letter.

You and J.Jill agree that the Initial Term is hereby extended such that the Initial Term shall terminate on February 15, 2021 (the “Termination Date”); provided, however, that for purposes of Section 4 of the Offer Letter (“Sign-On Bonus”) only, the Initial Term shall be deemed to have terminated as of March 5, 2020. Should the Company employ a permanent (non-interim) Chief Executive Officer during the Initial Term, you shall serve as Special Advisor to the CEO through the end of the Initial Term, subject to the same terms set forth in the Offer Letter, the Amendments and this Fourth Amendment.

You and J.Jill agree that you shall be guaranteed Cash Compensation through the Termination Date, at the rate of $100,000 per month, in addition to what you have already been paid, subject to any salary reductions applicable to senior executives, and subject to proration for any partial month.

You and J.Jill agree that you shall be eligible to earn an annual bonus for fiscal year 2020, with a target bonus of $1.2 million (prorated for any partial year of employment, with service credit given beginning March 4, 2020); provided, that the actual amount of your annual bonus in respect of the Company’s 2020 fiscal year will not be less than $900,000. For the avoidance of doubt, $900,000 is the total amount of the guaranteed bonus and is not in addition to the $300,000 set forth in the First Amendment, the $600,000 set forth in the Second Amendment or the $800,000 set forth in the Third Amendment. Your annual bonus shall be paid in accordance with J.Jill’s customary practices for payment of annual bonuses to senior executives, but in no event later than April 15, 2021.

Notwithstanding anything in the Offer Letter or any of the Amendments to the contrary, you shall receive from J.Jill $600,000 (the “Transition Bonus”), payable within 15 days following the effective date of this Fourth Amendment.  For the avoidance of doubt, the $600,000 Transition Bonus in the preceding sentence shall be in lieu of, and not in addition to, the $400,000 Transition Bonus set forth in the Third Amendment.

EXECUTION COPY

J.Jill shall reimburse you for your reasonable legal fees, incurred in connection with your negotiation and review of this Fourth Amendment, and any related documents, not to exceed $7,500.  In addition, J.Jill shall also reimburse you up to $20,000 per month for travel and other agreed-upon expenses. For the avoidance of doubt, the $20,000 monthly reimbursement referenced in the preceding sentence shall be in lieu of, and not in addition to, the $10,000 monthly reimbursement of travel expenses set forth in the Offer Letter.

Except as amended by this letter, the terms and conditions of your Offer Letter are confirmed, approved, and ratified by you and J.Jill, and your Offer Letter, as amended by this letter, shall continue in full force and effect.

Sincerely,

/s/ Mark Webb
Mark Webb
Chief Financial Officer

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	December 4, 2020	Signature:	/s/ James Scully
James Scully